UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) August 23, 2013

Jones Lang LaSalle Income Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

200 East Randolph Drive, Chicago, IL		60601
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (312) 782-5800
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.
On August 30, 2013, Jones Lang LaSalle Income Property Trust, Inc. (the "Company") entered into an agreement with NexCore Development LLC to sell 13 of the 15 buildings within the Dignity Health Office Portfolio for approximately $114 million, subject to normal prorations and adjustments. The transaction will result in a gain on sale to the Company of approximately $14 million as compared to our historical cost financial reporting. Given the Company's daily valuation methodology, it is not expected to have a material impact on Net Asset Value. The transaction is targeted to close during the fourth quarter of 2013, subject to normal due diligence and the approval of Dignity Health as lessor on the ground leases.
Item 2.06 - Material Impairments.
On August 23, 2013, the Company entered into an agreement to sell Canyon Plaza for approximately $34 million, including the assumption of the existing mortgage note payable. The transaction is expected to close during the fourth quarter of 2013, subject to normal due diligence and approval of the lender on the assumption of the mortgage. The sale results in an approximate $9 million impairment charge to the Company as compared to our historical cost financial reporting. Given the Company's daily valuation methodology, it is not expected to have a material impact on Net Asset Value.
Item 8.01 - Other Events.
On August 29, 2013, the Company, through a wholly-owned subsidiary, entered into an agreement to acquire a 90% interest in Grand Lakes Marketplace, a grocery-anchored retail center located in Katy, Texas, a western suburb of Houston, for approximately $43 million.  Grand Lakes Marketplace was constructed in 2012 and consists of approximately 131,000 square feet that is 100% leased to 21 tenants, including a Whole Foods grocery store, which occupies approximately 30% of the total square footage of the shopping center.  The transaction is expected to close during the third quarter of 2013.

On September 3, 2013, the Company prepaid the $13.7 million Dignity Health Office Portfolio Pool 1 mortgage note payable, including accrued interest. The mortgage was scheduled to mature in November 2013. The prepayment was funded using a draw on our line of credit and cash on hand.

The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:	/s/ C. ALLAN SWARINGEN
Name: C. Allan Swaringen
Title: Chief Executive Officer and President

Date: September 6, 2013